Smith Barney Futures Management LLC
                         388 Greenwich Street, 7th Floor
                          New York, New York 10013-2396



April 1, 2000




Friedberg Commodity Management Inc.
BCE PLACE 181 Bay Street
Suite 250
P. O. Box 866
Toronto, Canada M5J2T3

Attention:  Mr. Daniel Gordon

Re:   SB International Advisors Currency Fund L.P.

Dear  Dan:

      Please liquidate all of your positions in the above referenced fund in an orderly fashion beginning immediately. This will effectively terminate your management agreement with the fund.


If you have any questions, I can be reached at 212- 723-5416.

Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT LLC.



Daniel A. Dantuono
Chief Financial Officer & Director


DAD/sr